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                           [GRANT THORNTON LETTERHEAD]


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 14, 1997 (except for Notes L, O, P, as to which the date is July 25, 1997), accompanying the financial statements of Dayton General Systems, Inc. contained in the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note P to the financial statements. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                        /s/ Grant Thornton LLP
                                        GRANT THORNTON LLP

Cincinnati, Ohio
August 14, 1997